Exhibit 99.(l)(1)

June 11, 2007

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

The Thai Capital Fund, Inc.
c/o Daiwa Securities Trust Company
One Evertrust Plaza
Jersey City, New Jersey 07302-3501

Ladies and Gentlemen:

We have acted as counsel for The Thai Capital Fund, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, of a Registration Statement on Form N-2 (File Nos. 333-141377 and 811-06062) (the “Registration Statement”)  and the related form of prospectus included therein (the “Prospectus”) relating to the issuance by the Fund of transferable rights (the “Rights”) to subscribe for up to 1,052,468 shares of Common Stock of the Fund, par value $0.01 (the “Shares”).

In so acting, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.  Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

1.             The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

2.             The Rights have been duly authorized and, when issued and delivered pursuant to terms of the resolutions adopted by the Board of Directors relating to the issuance of the Rights and in the manner contemplated by the Prospectus, will be validly issued.

3.             The Shares have been duly authorized and, when issued and delivered upon the exercise of the Rights in the manner contemplated by the Prospectus and in accordance with the resolutions of the Board of Directors relating to the issuance of the Rights, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Our opinion is limited to the laws of the State of New York and the Federal laws of the United States.  As to certain matters governed by the laws of the State of Maryland, we have relied on the opinion of DLA Piper US LLP, a copy of which is attached hereto.

Very truly yours,

/s/ Clifford Chance US LLP